EXHIBIT 99.1

NEWS RELEASE
For Immediate Release on November 6, 2008

Giga-tronics Incorporated Announces $3.3 Million Development Contract for High Performance YIG-based Synthesized Products

SAN RAMON, Calif. — November 6th 2008 — Giga-tronics Incorporated (Nasdaq: GIGA) announced today that its Microsource subsidiary has been awarded a development contract from the Boeing Company to produce a fast-tuned synthesized filter system for the F-15E fighter aircraft.  This is part of the Radar Modernization Program “RMP” for the US Air Force that will allow the F-15E to continue its multi-role air supremacy for decades.  This contract is expected to run until the end of 2010 and is valued at $3.3 million.  John Regazzi, CEO of Giga-tronics stated, "This award is significant in that it further confirms the technical leadership that Giga-tronics offers in fast-tuned synthesized YIG-based products.  At the conclusion of the development phase, we will be capable of producing filter systems for both the US Navy F-18s and the US Air Force F-15s.  We are honored that Boeing has once again selected us for one of their programs.”

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications: ATE systems, aerospace and defense telecommunications and general component test.  URL:  www.gigatronics.com.

This press release contains forward-looking statements concerning revenue, profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Contact:
Giga-tronics Incorporated
Pat Lawlor  (925) 328-4656
VP Finance/Chief Financial Officer & Secretary